Exhibit 99.1

GALVANIZE, INC.

Consolidated Financial Statements

December 31, 2018 and 2017

(With Independent Auditors’ Report Thereon)

GALVANIZE, INC.

Table of Contents

Page(s)

Independent Auditors’ Report

The Board of Directors
Galvanize, Inc.:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Galvanize, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Galvanize, Inc. and its subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

/s/KPMG LLP

Denver, Colorado
September 24, 2019, except as to Note 2(a), which is as of April 3, 2020

GALVANIZE, INC.

Consolidated Balance Sheets

December 31, 2018 and 2017

Assets	2018	2017
Current assets:
Cash and cash equivalents	$10,276,199	3,273,044
Accounts receivable, net	4,682,732	3,323,927
Prepaid expenses and other assets	549,347	2,287,072
Total current assets	15,508,278	8,884,043
Property and equipment, net	20,865,249	24,117,818
Intangible assets, net	2,622,760	373,415
Goodwill, net	15,882,087	561,890
Restricted cash	5,669,871	4,637,494
Security Deposits	901,292	829,317
Accounts receivable, noncurrent	3,922,532	1,938,475
Prepaid expenses and other assets, noncurrent	147,281	147,282
Total assets	$65,519,350	41,489,734

Liabilities, Redeemable, Convertible Preferred Stock and Stockholders’ Deficit

Current liabilities:
Accounts payable	$1,176,688	1,907,733
Accrued expenses	1,482,838	1,270,016
Current maturities of convertible notes, net of discount	—	5,350,839
Current maturities of long-term debt	2,980,755	1,001,533
Put option liability related to convertible notes	—	2,811,475
Deferred revenue	6,783,231	3,776,441
Other current liabilities	616,085	300,205
Total current liabilities	13,039,597	16,418,242
Long-term debt, net of current maturities	12,057,803	9,697,041
Deferred rent, net of current portion	20,510,020	21,488,846
Total liabilities	45,607,420	47,604,129

Redeemable, convertible preferred stock
Series C convertible preferred stock – $0.000001 par value, 178,299,323 shares
authorized; 178,299,310 and 0 shares issued and outstanding, respectively	54,742,289	—
Series B convertible preferred stock – $0.000001 par value, 21,519,929 shares
authorized; 20,884,404 shares issued and outstanding	53,461,914	49,875,784
Series A convertible preferred stock – $0.000001 par value, 18,000,000 shares
authorized, issued and outstanding	24,525,528	23,085,616
Series 1 convertible preferred stock – $0.000001 par value, 2,600,000 shares
authorized, issued and outstanding	3,558,554	3,350,565
Total redeemable, convertible preferred stock	136,288,285	76,311,965

Stockholders’ deficit:
Common stock – $0.000001 par value, 362,295,980 shares authorized; 24,377,099
and 23,662,503 shares issued and outstanding, respectively	24	24
Accumulated deficit	(116,376,379)	(82,426,384)
Total stockholders’ deficit	(116,376,355)	(82,426,360)
Total liabilities, redeemable, convertible preferred stock and stockholders’ deficit	$65,519,350	41,489,734

See accompanying notes to consolidated financial statements.

GALVANIZE, INC.

Consolidated Statements of Operations

Years ended December 31, 2018 and 2017

	2018	2017

Revenues:
Membership	$23,103,503	21,450,628
Education	22,299,174	20,823,589
Other	21,960	380,000
Total revenue	45,424,637	42,654,217

Costs and expenses:
Cost of revenues	41,166,278	41,398,441
Sales and marketing	3,315,069	4,819,227
General and administrative	16,938,495	21,887,116
Impairment and restructuring charges	838,110	4,767,654
Total costs and expenses	62,257,952	72,872,438
Loss from operations	(16,833,315)	(30,218,221)
Interest expense, net	(3,148,798)	(1,843,137)
Other income (expense)	795,372	162,912
Loss on extinguishment of convertible notes	(5,434,077)	—
Net loss	(24,620,818)	(31,898,446)
Net loss attributable to noncontrolling interest	—	123,394
Net loss attributable to Galvanize, Inc.	$(24,620,818)	(31,775,052)

See accompanying notes to consolidated financial statements.

GALVANIZE, INC.

Consolidated Statements of Changes in Preferred Stock and Stockholders’ Deficit

Years ended December 31, 2018 and 2017

									Stockholders’ Deficit
													Total
													stockholders’
	Series C		Series B		Series A		Series 1				Additional		deficit		Total
	Convertible preferred stock		Convertible preferred stock		Convertible preferred stock		Convertible preferred stock		Common stock		paid-in	Accumulated	attributable to	Noncontrolling	stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	Galvanize, Inc.	Interest	deficit
Balance, December 31, 2016	—	$—	20,884,404	$46,305,406	18,000,000	$21,650,551	2,600,000	$3,143,277	23,479,372	$24	—	(45,959,855)	(45,959,831)	123,394	(45,836,437)
Shares issued in connection with:
Series B offering costs	—	—	—	(1,603)	—	—	—	—	—	—	—	—	—	—	—
Exercise of stock options	—	—	—	—	—	—	—	—	183,131	—	37,009	—	37,009	—	37,009
Issuance of warrants for common stock	—	—	—	—	—	—	—	—	—	—	22,260	—	22,260	—	22,260
Accretion of preferred stock to redemption
value	—	—	—	3,571,981	—	1,435,065	—	207,288	—	(522,857)	(4,691,477)	(5,214,334)	—	(5,214,334)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(31,775,052)	(31,775,052)	(123,394)	(31,898,446)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	463,588	—	463,588	—	463,588
Balance, December 31, 2017	—	—	20,884,404	49,875,784	18,000,000	23,085,616	2,600,000	3,350,565	23,662,503	24	—	(82,426,384)	(82,426,360)	—	(82,426,360)
Shares issued in connection with:
Conversion of convertible notes and
embedded put option	69,824,738	20,764,700	—	—	—	—	—	—	—	—	—	—	—	—	—
Series C preferred shares, net of offering
costs of $2,770,793	108,474,572	29,229,207	—	—	—	—	—	—	—	—	—	—	—	—	—
Accretion of preferred stock to redemption
value	—	4,748,382	—	3,586,130	—	1,439,912	—	207,989	—	—	(653,236)	(9,329,177)	(9,982,413)	—	(9,982,413)
Exercise of stock options	—	—	—	—	—	—	—	—	714,596	—	26,714	—	26,714	—	26,714
Issuance/termination of warrants for
common stock	—	—	—	—	—	—	—	—	—	—	1,623	—	1,623	—	1,623
Net loss	—	—	—	—	—	—	—	—	—	—	—	(24,620,818)	(24,620,818)	—	(24,620,818)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	624,899	—	624,899	—	624,899
Balance, December 31, 2018	178,299,310	$54,742,289	20,884,404	$53,461,914	18,000,000	$24,525,528	2,600,000	$3,558,554	24,377,099	$24	—	(116,376,379)	(116,376,355)	—	(116,376,355)

See accompanying notes to consolidated financial statements.

GALVANIZE, INC.

Consolidated Statements of Cash Flows

Years ended December 31, 2018 and 2017

	2018	2017
Operating activities:
Net loss	$(24,620,818)	(31,898,446)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	3,708,025	3,254,887
Amortization expense	250,655	384,166
Amortization of deferred financing costs	581,870	50,615
Loss on sale of fixed assets and lease terminations	838,110	789,619
Loss on property, equipment impairments, and restructuring charges	—	1,600,467
Impairment of intangible assets	—	2,617,500
Impairment of goodwill	—	641,580
Allowance for doubtful accounts	326,759	349,317
Stock-based compensation expense	624,899	463,588
Interest expense and other charges related to convertible notes	1,561,756	806,924
Fair value adjustment on embedded derivative	(819,938)	—
Loss on extinguishment of convertible notes	5,434,077	—
Interest expense related to issuance of warrants for common stock	1,623	22,260
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	2,504,371	386,843
Accounts receivable, noncurrent	(672,013)	(306,095)
Prepaid expenses and other assets	2,170,622	(648,969)
Security deposits	469,491	66,579
Prepaid expenses and other assets, noncurrent	—	(3,750)
Accounts payable	(1,024,771)	6,712
Accrued expenses	(265,953)	(102,847)
Deferred revenue	(1,643,210)	(986,819)
Other current liabilities	(113,245)	(84,369)
Tenant improvement allowances received	—	8,212,938
Deferred rent	(1,946,562)	3,544,812
Other long-term liabilities	—	(300,000)
Net cash used in operating activities	(12,634,252)	(11,132,488)

Investing activities:
Purchases of property and equipment	(431,723)	(11,702,762)
Proceeds from sale of property and equipment	120,000	—
Acquisitions, less cash acquired	(13,323,611)	—
Net cash used in investing activities	(13,635,334)	(11,702,762)

Financing activities:
Proceeds from notes payable	—	5,000,000
Payments on notes payable	(698,161)	(613,102)
Proceeds from issuance of convertible debt	6,284,614	7,497,268
Proceeds from issuance of preferred stock	32,000,000	—
Issuance costs related to issuance of preferred stock	(2,770,793)	(1,603)
Proceeds from exercise of options	26,714	37,009
Payments of debt issuance costs	(537,256)	—
Net cash provided by financing activities	34,305,118	11,919,572
Net (decrease)/increase in cash, cash equivalents, and restricted cash	8,035,532	(10,915,678)
Cash, cash equivalents and restricted cash at beginning of period	7,910,538	18,826,215
Cash, cash equivalents and restricted cash at end of period	$15,946,070	7,910,537

Supplemental cash flow information:
Cash paid for interest	$1,237,584	921,040
Cash paid for income taxes	—	—
Noncash investing and financing activities:
Note issued for acquisition of Hack Reactor	$5,000,000	—
Conversion of notes and accrued interest to Series C preferred stock	20,764,700	—
Purchase of property and equipment in accounts payable	—	480,946
Promissory note due based on lease cancellation	—	789,619
Accretion of preferred stock to redemption value	(9,982,413)	(5,214,334)

See accompanying notes to consolidated financial statements.

GALVANIZE, INC.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

(1)	Business and Organization

Galvanize, Inc. (the Company, we or our) is a technology‑enabled learning community that delivers the education, skills and platform to help people advance in key technical disciplines. Across our urban campuses, we offer a unique combination of education (full‑time, part‑time, remote and online), workspace and networking:

•	Education: we teach courses in software development, data science and data engineering for those looking to enter or advance in tech.
•	Workspace: our campuses serve as home base to over 2,200 members building tech‑enabled innovations.
•	Enterprise: we teach courses in software development, data science and data engineering to employees of our corporate customers in order to gain new skills or improve existing coding skills.
•	Networking: we host a wide array of events that foster discussion of trends in business and technology.

As of December 31, 2018, the Company had nine campuses in the following cities: Denver, Boulder, San Francisco, Seattle, Austin, New York, Phoenix, and Los Angeles. During 2018, the Los Angeles campus opened.

The Company was originally formed on January 5, 2012 as a Colorado limited liability company under the name Galvanize, LLC. On May 23, 2014, the Company reorganized as a Delaware corporation under the name Galvanize, Inc. concurrent with the members of Galvanize, LLC exchanging all existing equity interests for stock of Galvanize, Inc. On July 26, 2018, the Company acquired Hack Reactor, a San Francisco‑based provider of campus‑based and online coding bootcamp programs. See note 3 for additional details regarding the acquisition.

(2)	Summary of Significant Accounting Policies
(a)	Accounting Policy Changes

On January 27, 2020, the Company was acquired by K12 Inc. (K12), a publicly traded company, in an all cash transaction of $177.2 million. K12 deemed the acquisition to be significant under S‑X Rule 1‑02(w) and thus will be including these consolidated financial statements in a Form 8‑K as required by S‑X Rule 3‑05. As such, the Company is no longer deemed to be a private company and must adopt accounting policies applicable to public business entities. The following three accounting policy changes were implemented in these consolidated financial statements using a full retrospective method:

(i)	Goodwill amortization

Previously, the Company amortized its goodwill over a 10 year period in accordance with an accounting alternative developed by the FASB’s Private Company Council. The resulting amortization has been reversed in these consolidating financial statements resulting in the

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GALVANIZE, INC.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

following adjustments to previously reported amounts as of and for the years ending December 31, 2018 and 2017:

	2018			2017
	As previously			As previously
	reported	Adjustment	As adjusted	reported	Adjustment	As adjusted
Goodwill	$14,984,090	897,997	15,882,087	383,958	177,932	561,890
Total assets	64,621,353	897,997	65,519,350	41,311,802	177,932	41,489,734
General and administrative expense	17,658,560	(720,065)	16,938,495	22,002,117	(115,001)	21,887,116
Impairment and restructuring charges	838,110	—	838,110	4,543,101	224,553	4,767,654
Loss from operations	(17,553,380)	720,065	(16,833,315)	(30,108,669)	(109,552)	(30,218,221)
Net loss	(25,340,883)	720,065	(24,620,818)	(31,788,894)	(109,552)	(31,898,446)

The change in accounting for goodwill amortization did not have an impact on operating, investing or financing cash flows.

(ii)	Preferred stock

As explained in note 8, the Company’s preferred stock is redeemable upon a favorable vote of the holders on the five year anniversary of issuance, which is outside of the Company’s control. In accordance with accounting principles generally accepted in the United States of America (US GAAP) applicable to public entities, redeemable preferred stock is required to be classified as temporary equity. In addition, each class of preferred stock is remeasured to its redemption amount at each period end, which is equal to its original issue price plus cumulative dividends whether or not declared by the Company’s Board of Directors. These remeasurement adjustments are deemed dividends and are recorded as a reduction in additional paid‑in capital. To the extent that the balance of additional paid‑in capital is not sufficient to absorb the entire amount of the deemed dividend for the period, the remainder is recorded as an increase to accumulated deficit.

Previously, the Company classified the preferred stock in stockholders’ equity (deficit). The balances of preferred stock were reclassified on the balance sheet to temporary equity in these consolidated financial statements. The Company also recorded adjustments to preferred stock, additional paid‑in capital and accumulated deficit to account for the increase in the carrying amount of the preferred stock to its redemption amount each period end. These adjustments are depicted as “Accretion of preferred stock to redemption value” in the accompanying consolidated statements of changes in preferred stock and stockholders’ deficit. The January 1, 2017 balances were further adjusted as described below.

(iii)	Restricted cash

In November 2016, the FASB issued ASU 2016‑18, Statement of Cash Flows – Restricted Cash (“ASU 2016‑18”). The amendments in this update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning‑of‑period and end‑of‑period total amounts shown on the statement of cash flows. Adoption is required on a retrospective basis for all periods presented. We retrospectively adopted this standard for the year ended December 31, 2017 and accordingly,

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GALVANIZE, INC.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

restricted cash has been included along with cash and cash equivalents when reconciling the beginning‑of‑period and end‑of‑period total amounts shown on the accompanying consolidated statement of cash flows. As a result of retrospectively applying this new accounting standard, cash used in investing activities was impacted as follows:

	2018			2017
	As previously			As previously
	reported	Adjustment	As adjusted	reported	Adjustment	As adjusted
Net cash used in investing activities	$(14,667,711)	1,032,377	(13,635,334)	(11,627,756)	(75,006)	(11,702,762)

Further, as a result of applying the full retrospective method to these accounting changes, redeemable convertible preferred stock, additional paid‑in capital, accumulated deficit and total stockholders’ equity (deficit) as of January 1, 2017 was adjusted as follows:

	As previously
	reported	Adjustment	As adjusted
Series B Redeemable, convertible preferred stock	$43,150,747	3,154,659	46,305,406
Series A Redeemable, convertible preferred stock	17,286,841	4,363,710	21,650,551
Series 1 Redeemable, convertible preferred stock	1,248,000	1,895,277	3,143,277
Additional paid-in-capital	3,827,422	(3,827,422)	—
Accumulated deficit	(40,661,115)	(5,298,740)	(45,959,855)
Total stockholders’ equity (deficit)	24,975,313	(70,811,750)	(45,836,437)

(b)	Liquidity

To date, the Company has funded its development efforts and operations with cash raised through private placement equity offerings, debt with financial institutions and convertible debt from equity investors. From September 2013 through December 2018, the Company has raised $111.7 million through the issuance of convertible debt, common and preferred stock. The Company has incurred net losses of $97.1 million from inception through December 31, 2018 and has stockholders’ deficit of $116.4 million as of December 31, 2018. These conditions raise substantial doubt about the Company’s ability to continue as a going concern prior to the consideration of management’s plans described below.

Subsequent to December 31, 2018, the Company raised additional financing in the form of $10.0 million in from the issuance of Series C‑1 Preferred Stock for cash in September 2019. In addition, the Company has developed a restructuring plan that consists of closing three campuses along with a reduction in force of approximately 50 employees that occurred in June 2019. New campuses will open in two of the locations to continue the education business, but the membership business will not be continued at these locations. The Company has fully exited the current lease in one of the locations and is in current negotiations to sublease the other two locations beginning in January 2020 at rental amounts at least equal to the Company’s current obligations under the leases. As a result of the Company’s exit or sublease of the three campuses, the Company will gain access to the restricted cash of $4.4 million that collateralized the letters of credit required under these lease

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GALVANIZE, INC.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

agreements. In addition, the Company has signed a term sheet from one of its lenders that converts the revolving line of credit balance of $3.25 million into a term loan with a maturity date sufficiently past twelve months from the issuance of these financial statements. Each of these events are described in more detail in note 14. The Company believes that its cash on hand and the actions described above will be sufficient to meet the Company’s liquidity needs through at least twelve months from the issuance of these financial statements.

The Company’s liquidity needs are driven by its development activities and administrative functions necessary to operate the Company. Ultimately, the attainment of profitable operations is dependent upon future events, including market acceptance and demand for its products and services and achieving a level of sales adequate to support the Company’s cost structure. The continued execution of the Company’s long‑term business plan may require the Company to raise additional capital through the issuance of additional Preferred Stock or debt. There can be no assurance that any future financing will be available to the Company at terms acceptable to it or at all.

(c)	Basis of Consolidation

The consolidated financial statements include the accounts of Galvanize, Inc. and its subsidiaries. All intercompany balances and transactions have been eliminated.

On May 23, 2014, New Engineering University, Inc. (NEU), a Delaware corporation, exchanged all existing equity interests for stock of the Company and as result, NEU became a wholly‑owned subsidiary. NEU owns a majority interest of 80% in GalvanizeU‑New Haven, LLC (formerly NEU Services LLC), a Delaware limited liability company. As such, the accounts of Galvanize U‑New Haven, LLC are consolidated with the accounts of the Company, and the 20% minority interest has been recorded as a noncontrolling interest.

During July 2017, the Company decided to discontinue the accreditation program with the University of New Haven and the Company eliminated the final noncontrolling interest amounts in 2017. See note 4 for additional discussion of the impairment of intangible assets and goodwill related to the program during the year ending December 31, 2017.

(d)	Use of Estimates

Management makes estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates and assumptions are used in accounting for, among other things, allowances for uncollectible accounts, the fair value of assets and liabilities acquired as a result of business combinations, useful lives of long‑lived assets, the fair value of derivatives embedded in our convertible notes and stock‑based compensation. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may ultimately differ from these estimates and assumptions.

(e)	Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity date at acquisition of three months or less to be cash equivalents. All cash equivalents are carried at cost, which approximates fair value. The Company maintains cash balances in accounts in excess of federally insured limits of $250,000. The Company has not experienced any losses related to these balances.

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GALVANIZE, INC.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

(f)	Restricted Cash

Cash that is restricted as to withdrawal or use under the terms of certain contractual agreements are recorded in noncurrent assets on our balance sheet. The restricted cash balance of $5,669,871 and $4,637,494 as of December 31, 2018 and 2017, respectively, represents cash pledged as collateral for standby letters of credit issued in connection with lease agreements. See note 6 for additional discussion of the standby letters of credit.

(g)	Accounts Receivable

The Company’s current accounts receivable as of December 31, 2018 and 2017 was $6,063,510 and $3,894,221, respectively, and consisted of membership and education receivables to be received within 12 months. The Company’s noncurrent accounts receivables balance as of December 31, 2018 and 2017 was $3,922,532 and $1,938,475, respectively, consisted of education receivables and are typically received in three to five years.

Since November 2014, the Company has entered into arrangements with several lending partners in order to institute tuition loan programs for our students. Under these arrangements, the students enter into the loans directly with the lending partners and the Company is not a party to those lending relationships. Under the arrangements, the lending partner will pay the Company an upfront amount (ranging from 70% to 95%) of the student’s loan amount at the start of the program. The lending partners service the loans and retain all interest and fees paid by the students. The remaining (ranging from 30% to 5%) holdback amount is to be paid within 24 to 36 months following the student’s completion of the program and successful payback of the loan amount by the students to the lending partners. The holdback amounts represent the total amount at risk associated with the loans. The holdback amounts are included in accounts receivable, noncurrent on the accompanying consolidated balance sheets.

Accounts receivable are stated at the invoiced amount. The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts to reflect management’s best estimate of amounts that will not be collected based upon the Company’s historical collection experience as well as default information obtained from the Company’s lending partners. At December 31, 2018 and 2017, the allowance for doubtful accounts was $1,380,778 and $570,294, respectively.

(h)	Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight‑line method over estimated useful lives of five to seven years. Maintenance and repairs of property and equipment are charged to cost of revenues. All leasehold improvements are capitalized and depreciated using the straight‑line method over the shorter of the remaining lease term or the estimated useful life of the assets. Construction in progress is related to the construction or development of leasehold improvements, property and equipment that have not yet been placed in service for our intended use and is included in property and equipment in the consolidated balance sheet.

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GALVANIZE, INC.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Property and equipment as of December 31 consisted of the following:

	Useful life
	(years)	2018	2017
Information technology assets	5–7	$3,933,715	3,028,004
Leasehold improvements	Shorter of life or
	length of lease	17,203,430	17,784,444
Furniture and fixtures	7	8,967,888	8,741,774
Total		30,105,033	29,554,222
Less accumulated depreciation		9,239,784	5,436,404
Property and equipment, net		$20,865,249	24,117,818

Depreciation expense for property and equipment was $3,708,025 and $3,254,887 for the years ended December 31, 2018 and 2017, respectively. Depreciation expense is presented in general and administrative expenses in the consolidated statements of operations. The Company did not recognize any impairment losses during the year ended December 31, 2018. During the year ending December 31, 2017, the Company recognized $1,600,467 in impairment charges related to property and equipment which are included in impairment charges on the consolidated statement of operations.

(i)	Business Combinations, Goodwill and Intangible Assets

The Company allocates the fair value of purchase consideration to tangible assets, liabilities assumed, and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is allocated to goodwill. The allocation of the purchase consideration requires management to make significant estimates and assumptions, especially with respect to intangible assets. These estimates can include, but are not limited to, future expected cash flows from acquired technology, trade names, useful lives and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. Acquired finite‑lived intangible assets are amortized over their estimated useful lives. The Company evaluates the recoverability of intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable.

11	(Continued)

GALVANIZE, INC.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

(j)	Impairment of Long‑Lived Assets

Long‑lived assets, such as property and equipment, and purchased intangible assets subject to amortization, are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. If this evaluation indicates the carrying value will not be recoverable, based on the undiscounted expected future cash flows estimated to be generated by these assets, the Company reduces the carrying amount to the estimated fair value. Long‑lived assets are grouped for impairment purposes at the lowest level at which the cash flows attributed to the asset group are independent of the cash flows from other asset groups. Individual assets that are abandoned or otherwise disposed of are written off.

(k)	Leases and Deferred Rent

The Company recognizes rent expense on a straight‑line basis over the term of the lease, taking into account lessor incentives for tenant improvements and periods, including construction periods, where no rent payment is required (rent holidays). The Company recognizes deferred rent as the difference between the expense recognized on a straight‑line basis and the payments made per the terms of the lease.

(l)	Revenue Recognition
(i)	Membership Revenue

The Company provides monthly membership at each campus ranging from basic desk access to private suites. Membership revenue is recognized on a monthly basis as membership services or products have been provided or delivered, the fees charged are fixed and determinable, persuasive evidence of an arrangement exists, and collectability is reasonably assured. The Company records deferred revenue when cash payments are received in advance of our related membership performance.

(ii)	Education Revenue

The Company provides a variety of comprehensive instructional programs focused on web and software development and data science. Programs range from three to six months and range in cost depending on length and type of program. Education revenue is recognized ratably over the period in which the related educational instruction is performed, the fees charged are fixed and determinable, persuasive evidence of an arrangement exists, and collectability is reasonably assured. The Company records deferred revenue when cash payments are received in advance of our related education performance.

(iii)	Enterprise Revenue

The Company provides a variety of comprehensive instructional programs focused on web and software development and data science, tailored to the needs of the business receiving these services and courses. These engagements range from one day to three months and range in cost depending on length, type of instructional program, and number of employees enrolled in the course. Enterprise revenue is recognized ratably over the period in which the related educational instruction is performed and according to the executed contract. The fees charged are fixed and determinable, persuasive evidence of an arrangement exists, and collectability is reasonably

12	(Continued)

GALVANIZE, INC.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

assured based on the executed contract. The Company records deferred revenue when cash payments are received in advance of our related enterprise performance.

(iv)	Other Revenue

The Company engages strategic partners interested in supporting the Company’s growth and learning atmosphere through partnership agreements. The Company provides its strategic partners’ employees with access to campuses, members and students. Additionally, strategic partners receive physical and digital signage, as well as the opportunity to host events on the Company’s campuses. Revenue is recognized ratably over the term of the agreement as performance on the agreements occur, the fees charged are fixed and determinable, persuasive evidence of an arrangement exists, and collectability is reasonably assured. The Company records deferred revenue when cash payments are received in advance of our related performance. To the extent that contracts are specific regarding the allocation of strategic partnership agreements to either membership and education revenue, revenue from these contracts has been allocated to those revenue categories in the consolidated statements of operations. The remainder of other revenue is representative of revenue contracts that do not include the specificity in regard to the split out between membership and education revenue.

(m)	Cost of Revenues

Cost of revenues are primarily related to operating lease costs, costs of providing membership amenities, and personnel costs directly attributable to generating revenue. The Company incurred cost of revenues of $41,166,278 and $41,398,441 for the years ended December 31, 2018 and 2017, respectively.

(n)	Sales and Marketing

Sales and marketing costs are expensed as incurred. The Company incurred promotional and other sales and marketing costs of $3,315,069 and $4,819,227 for the years ended December 31, 2018 and 2017, respectively.

(o)	Income Taxes

The provision for income taxes is based on earnings reported in the consolidated financial statements. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for operating loss and tax credit carry‑forwards and carry‑backs. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment. A valuation allowance is recorded to the extent that management cannot conclude that realization of deferred tax assets is more likely than not.

13	(Continued)

GALVANIZE, INC.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Through 2018, management determined that no uncertain tax positions have been taken or are expected to be taken that could have a material effect on the Company’s income tax liabilities. Management’s policy for interest and penalties, if assessed, would be accrued as an adjustment to accrued taxes payable and a charge to other expense.

(p)	Stock‑Based Compensation

Compensation expense for all share‑based payment awards to employees and directors is measured and recognized based on estimated grant‑date fair values and expensed on a straight‑line basis over the period that the holder is required to provide services, which is usually the vesting period. The Company determines the grant‑date fair value of stock options using the Black‑Scholes‑Merton option pricing model.

(q)	Fair Value

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, other current assets, accounts payable, accrued liabilities, warrants, and put options. The carrying values of these financial instruments approximate fair value as of December 31, 2018 and 2017. In general, asset and liability fair values are determined using the following categories:

Level 1 – inputs utilize quoted prices in active markets for identical assets or liabilities.

Level 2 – inputs include quoted prices for similar assets or liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly.

Level 3 – inputs are unobservable inputs and include situations where there is little, if any, market activity for the balance sheet items at period end. Pricing inputs are unobservable for the terms and are based on the Company’s own assumptions about the assumptions that a market participant would use.

The Company’s financial instruments, including put options related to convertible debt, are measured at fair value on a recurring basis. The fair value of the outstanding put options as of December 31, 2018 and December 31, 2017 was $0 and $2,811,475, respectively, and was based on unobservable inputs, or Level 3 inputs, using assumptions made by the Company, including the probabilities of various outcomes occurring.

(r)	Commitments and Contingencies

Liabilities for loss contingencies, arising from claims, assessments, litigation, fines, and penalties and other sources, are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated.

(s)	Advertising Expenses

Advertising costs are expensed as incurred and amounted to $1,752,480 and $1,710,582 in 2018 and 2017, respectively.

14	(Continued)

GALVANIZE, INC.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

(t)	Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014‑09, Revenue from Contracts with Customers, which requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those consolidated goods or services. An entity also should disclose sufficient quantitative and qualitative information to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard is effective for the Company for annual periods in fiscal years beginning after December 15, 2018 (as amended in August 2015 by ASU 2015‑14, Deferral of the Effective Date). The Company will implement the provisions of ASU 2014‑09 as of January 1, 2019. The Company has not yet determined the effect of the new standard on its current policies for revenue recognition.

In February 2016, the FASB issued ASU 2016‑02, Leases (Topic 842), which supersedes FASB Accounting Standards Codification Topic 840, Leases, and makes other conforming amendments to U.S. generally accepted accounting principles. ASU 2016‑02 requires, among other changes to the lease accounting guidance, lessees to recognize most leases on balance sheet via a right of use asset and lease liability, and additional qualitative and quantitative disclosures. ASU 2016‑02 is effective for the Company for annual periods in fiscal years beginning after December 15, 2019, permits early adoption, and mandates a modified retrospective transition. The Company is required to adopt ASU 2016‑02 on January 1, 2021. The Company is in the process of evaluating the full effect of adopting this accounting standard and expects to record a material amount for the initial right of use asset and lease liability upon adoption.

(3)	Acquisition

On July 26, 2018, the Company acquired 100% of the stock of Hack Reactor, LLC (Hack Reactor), a San Francisco based competitor for a net purchase price of $22.3 million, consisting of $17.3 million of cash and $5.0 million seller‑financed debt to be repaid in equal annual installments of principal and accrued interest on July 25, 2019 and 2020. Interest accrues at 5% per annum. The transaction was accounted for as a business combination. Hack Reactor operated four campuses located in Austin, Los Angeles, New York, and San Francisco, in addition to a remote campus that offered both a part time and online program. The goodwill attributable to the acquisition relates to the anticipated growth in the business from new customers and operational efficiencies expected to result from the increase in the size of the Company’s business.

15	(Continued)

GALVANIZE, INC.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

The Company allocated the purchase price to the assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date, with the excess purchase price allocated to goodwill. The Company retained a third‑party valuation specialist to assist with estimating these values. The valuation of the identifiable assets acquired was based upon our estimates and assumptions. The following table represents the aggregate purchase price allocation to the assets acquired and liabilities assumed for the acquisition (in thousands):

Consideration:
Cash	$17,330

Note payable	5,000
Fair value of total consideration transferred	$22,330

Recognized amounts of identifiable assets acquired and liabilities assumed:
Accounts receivable, current	$3,773
Cash	4,006
Other current assets	825
Trade name	2,500
Accounts receivable, long term	1,227
Property and equipment	191
Security deposits, long term	156
Deferred revenue	(4,147)
Other current liabilities	(723)
Accrued expenses	(621)
Deferred rent	(177)
Total identifiable net assets acquried	7,010
Goodwill	15,320
Total consideration transferred	$22,330

To determine the value of the tradename, the relief from royalty method of the income approach was utilized. The relief from royalty method measures the economic benefit that may be attributable to a particular asset by using a market based royalty rate as the starting point for quantifying the economic benefit. The value of the tradename is included with intangible assets on our consolidated balance sheets. The purchase price allocation includes an estimate of the fair value of the cost to fulfill the deferred revenue obligations which was determined by estimating the costs to provide the services plus a normal profit margin and did not include any costs associated with marketing efforts.

Pro‑forma Financial Information (Unaudited)

The pro forma results presented below include the effects of the Hack Reactor acquisition as if the acquisition occurred on January 1, 2017. The pro forma net loss for the years ended December 31, 2018 and 2017 includes the additional amortization resulting from the adjustments to the value of intangible assets resulting from purchase accounting and adjustment to amortized revenue during 2018 and 2017 as a result of the acquisition date valuation of assumed deferred revenue. The pro forma results do not include any anticipated synergies or other expected benefits of the acquisitions. The unaudited pro forma financial

16	(Continued)

GALVANIZE, INC.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

information is not necessarily indicative of either future results of operations or results that might have been achieved had the acquisitions been consummated as of January 1, 2017.

	Years ended December 31,
	2018	2017
Revenues:
Galvanize	$45,424,637	42,654,217
Hack Reactor	12,452,051	20,234,258
Total Revenue	$57,876,688	62,888,475

Net Income (Loss):
Galvanize	$(24,620,818)	(31,775,052)
Hack Reactor	(5,000)	1,561,796
Total Net Loss	$(24,625,818)	(30,213,256)

(4)	Goodwill and Other Intangible Assets
(a)	Acquired Intangible Assets

	Weighted
	average	December 31, 2018			December 31, 2017
	amortization		Accumulated	Net Book		Accumulated	Net Book
	period	Cost	Amortization	Value	Cost	Amortization	Value

Trade names and other	9.2 years	$3,046,541	(423,781)	2,622,760	546,541	(239,793)	306,748
Developed curriculum	4.0 years	320,000	(320,000)	—	320,000	(253,333)	66,667
		$3,366,541	(743,781)	2,622,760	866,541	(493,126)	373,415

The Company did not recognize any impairment losses related to intangible assets for the year ended December 31, 2018. In June 2017, the Company decided to discontinue the accreditation program with the University of New Haven relative to a partnership agreement intangible. The Company had net partnership agreement intangible assets of $2,617,500 ($3,490,000 cost and $872,500 of accumulated amortization) that were deemed fully impaired during December 31, 2017, which has been included in impairment charges on the consolidated statement of operations.

Amortization expense of acquired intangible assets was $250,656 and $384,166 for the years ended December 31, 2018 and 2017 respectively. Estimated amortization expense of acquired intangible assets over the next five years is as follows:

Years ended December 31:
2019	$318,654
2020	283,654
2021	283,654
2022	283,654
2023	283,654

17	(Continued)

GALVANIZE, INC.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

(b)	Goodwill

Goodwill represents the purchase price in excess of the amounts allocated to tangible and other intangible assets in business combinations. Impairment of goodwill is assessed only upon the occurrence of triggering events and is assessed at the entity level. If triggering events have occurred, the Company will perform an impairment analysis. Based on the review of triggering events, an impairment analysis was necessary for the year ended December 31, 2017, resulting in the impairment of goodwill associated with the Company’s acquisition of NEU in 2014 as a result of the Company’s decision to discontinue the accreditation program with the University of New Haven. The impairment of $641,580 is included in impairment charges in the consolidated statement of operations for the year ended December 31, 2017.

A reconciliation of the carrying amount of beginning and ending goodwill for the periods presented is as follows:

Balance January 1, 2017	$1,203,470
Impairment recognized	(641,580)
Balance December 31, 2017	561,890
Acquisition of Hack Reactor	15,320,197
Balance December 31, 2018	$15,882,087

As of December 31, 2018, the total accumulated goodwill impairment was $641,580.

(5)	Debt

Long‑term debt as of December 31, 2018 and 2017 was comprised of the following:

	2018	2017
Trinity Capital Loans	$8,979,613	9,564,452
Hack Reactor Founder Note	5,000,000	—
Industrial Development Authority Loan Payable	902,141	942,500
242 Linden Note Payable	634,620	714,052
Total long-term debt	15,516,374	11,221,004
Less debt issuance costs	(477,816)	(522,430)
Less current maturities	(2,980,755)	(1,001,533)
Long-term debt, net of current maturities	$12,057,803	9,697,041

(a)	Trinity Capital Loans

In May, 2016, the Company entered into a loan agreement with Trinity Capital Fund II, L.P. (Trinity Capital) for up to $10,000,000, of which the Company drew $5,000,000 in May 2016 and the remaining $5,000,000 in April 2017. The initial amount borrowed in 2016 bears interest of 12.0% with an interest only period of 12 months, where payments of this interest began in July 2016. Starting July 2017, 30 equal monthly payments of $193,741 for principal and interest became due, with a maturity date of December 1, 2019. The subsequent loan drawn in 2017, bears interest at 12.5% with an interest only period of 12 months. Starting June 2018, 30 equal monthly payments of $194,922 for principal and interest are due with a maturity date of November 1, 2020. There is an end of term payment of 5% due on both of the draws ($500,000 total) that results in additional interest accreted to the loan balance

18	(Continued)

GALVANIZE, INC.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

over the term. This loan is subordinated and has cross‑default language with the LSA agreement described in note 6. This loan is secured by all assets of the Company, excluding certain intellectual property, as collateral.

In the event the Company raises additional capital through the sale of capital stock at any time after the date of original agreement through the earlier of (i) eighteen (18) months from the date of original agreement; and (ii) the closing date of Company’s next round of equity financing, Trinity Capital shall have the right to purchase stock at the same price and on the same terms as the offered stock is to be sold to the other purchasers of stock up to an aggregate purchase price of $1,000,000. The number of shares available to Trinity Capital is determined by dividing the $1,000,000 purchase price by the price at which the offered stock is sold by the Company. On August 4, 2016, the Company closed its Series B financing. Trinity Capital did not exercise its right to participate in the Company’s Series B financing.

On October 31, 2017, the Company entered into a first amendment to the initial and subsequent loans (collectively, the Trinity Capital loans) to defer principal payments for twelve months beginning on October 1, 2017 and ending on September 1, 2018. The amendment also changes the maturity date of the first $5,000,000 draw from December 1, 2019 to December 1, 2020. The maturity date for the second $5,000,000 draw changed from November 1, 2020 to March 1, 2021. The amendment also adjusted the pre‑payment premium dates to start as of the date of the amendment. Additionally, there is an executed exit letter agreement signed related to an exit fee, should the Company be sold in the next ten years. If the exit event occurs on a date between the date of the First Amendment and December 31, 2017, the exit fee will be $250,000. If the exit event occurs on a date between January 1, 2018 and March 31, 2018, the exit fee will be $325,000. If the exit event occurs on a date between April 1, 2018 and June 30, 2018, the exit fee will be $400,000. If the exit event occurs on a date between July 1, 2018 and the date this exit fee agreement terminates, the exit fee will be $500,000. The interest rates for both draws remain the same.

On December 31, 2018, the Company entered into a second amendment to the Trinity Capital loans to defer principal payments for twelve months beginning on December 1, 2018 and ending on November 1, 2019. The amendment also changes the maturity date of the first $5,000,000 draw from December 1, 2020 to December 1, 2021. The maturity date for the second $5,000,000 draw changed from March 1, 2021 to March 1, 2022. The amendment also adjusted the pre‑payment premium dates to start as of the date of the amendment. The interest rates for both draws remain the same.

Prepayment of the loan on or before the following anniversaries of the closing date of the second amendment is subject to the following prepayment premiums: (i) first anniversary equal to 3% of the outstanding principal balance then outstanding under the Note being prepaid, together with 100% of the end of term payment; (ii) after the first anniversary and on or before the second anniversary equal to 2% of the outstanding principal balance then outstanding under the Note being prepaid, together with 100% of the end of term payment; (iii) after the second anniversary and before the maturity date equal to 1% of the outstanding principal balance then outstanding under the Note being prepaid, together with 100% of the end of term payment.

Interest expense related to Trinity Loan Payable was $1,170,039, and $956,909 for the years ended December 31, 2018 and 2017, respectively.

19	(Continued)

GALVANIZE, INC.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

(b)	Industrial Development Authority Loan Payable (IDA)

On July 8, 2016, the Company entered into a loan agreement with The Industrial Development Authority of the City of Phoenix for $942,500 of which the Company drew the full $942,500 in July 2016. The loan bears interest of 5.0% per annum until July 2021 and thereafter at the U.S. Treasury Five‑Year Constant rate as published by the Federal Reserve in release H.15 plus 325 basis points (3.25%) as of May 3, 2021 (the third Loan Payment Date preceding August 1, 2021). The loan has an interest only period of 24 months. Starting August 2018, 96 equal monthly payments of $11,932 for principal and interest are due, with the final payment occurring in July 2026. The debt is subject to certain financial and administrative covenants that began in 2017, related to its Phoenix campus operations. Pursuant to the collateral agreement, the Company has granted IDA a second priority lien upon its rights under the development agreement, which security interest shall be perfected upon recording of a UCC‑1 financing statement. Interest expense related to IDA Loan Payable was $46,790 and $45,417 for the years ended December 31, 2018 and 2017, respectively.

(c)	Note Payable (242 Linden)

On January 1, 2017, the Company entered into a note payable agreement with 242 Linden, LLC for $789,619 in conjunction with the early cancellation of the Fort Collins, CO campus lease. The Company recorded a loss for this amount which is included in the Impairment charges line in the Statement of Operations during the year ended December 31, 2017.  The loan bears interest of 5.0% per annum and matures on July 1, 2025, and principal and interest are due on a monthly basis. Interest expense related to 242 Linden Note Payable was $33,899 and $37,765 for the years ended December 31, 2018 and 2017, respectively.

(d)	Note Payable (Hack Reactor Founders’ Notes)

On July 26, 2018, the Company entered into a note payable with the original founders of Hack Reactor for $5.0 million in conjunction with the acquisition of Hack Reactor. The seller‑financed debt bears interest of 5.0% per annum to be repaid in equally annual installments of principal and accrued interest, on July 25, 2019 and 2020. Interest expense was $108,960 and $0 for the years ended December 31, 2018 and 2017, respectively.

As of December 31, 2018, the amounts due under each loan are as follows:

	Trinity loan	IDA loan	242 Linden	HR founders’
	payable	payable	loan	notes	Total
2019	$296,903	100,356	83,496	2,500,000	2,980,755
2020	3,808,233	105,490	87,768	2,500,000	6,501,491
2021	4,301,685	110,887	92,259	—	4,504,831
2022	572,792	116,560	96,979	—	786,331
2023	—	122,524	101,940	—	224,464
2024	—	128,792	107,156	—	235,948
2025	—	135,382	65,022	—	200,404
2026	—	82,150	—	—	82,150
Total	$8,979,613	902,141	634,620	5,000,000	15,516,374

20	(Continued)

GALVANIZE, INC.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

(6)	Loan and Security Agreement

In October, 2014, the Company entered into a Loan and Security Agreement (LSA) with Silicon Valley Bank (SVB). Under the LSA, SVB agreed to issue standby letters of credit related to the Company’s lease agreements. For each standby letter of credit issued by SVB, the Company is required to establish a segregated money market account at SVB with a minimum cash balance equal to fifty percent (50%) of the face value of the corresponding standby letter of credit. The Company has pledged to SVB a security interest in the money market accounts as security for the prompt payment of all the Company’s obligations with respect to the standby letters of credit. See note 2(e) for additional discussion on the restricted cash balances related to standby letters of credit related to lease agreements. As of December 31, 2018 the Company has $11,017,500 available to be drawn down under existing letters of credit.

On April 10, 2018, the Company amended the existing LSA (fifth amendment) to waive certain defaults and make certain revisions. Under the letter of credit line, the Company agreed to new financial and administrative covenants.

The Company violated the existing LSA (fifth amendment) for the periods ending in April 2018 and May 2018. Specifically, the Company violated the financial covenant requirements to achieve availability equal to or greater than the letter of credit exposure in April 2018 and did not achieve the minimum revenue requirement in May 2018. The Company received a forbearance for the period from April 30, 2018 through August 15, 2018 related to the covenant violation. The Company also violated the LSA under the fifth amendment with SVB for the periods June 2018 through August 2018 because it did not meet the minimum revenue financial covenant requirement. The Company received a forbearance for the period from June 30, 2018 through August 31, 2018 related to the covenant violation. As of December 31, 2018 the company did not meet the financial covenants and amended the existing LSA (eight amendment) to comply.

On July 20, 2018, the Company amended the existing LSA (sixth amendment) to obtain SVB’s consent to the acquisition of Hack Reactor and to agree to certain revisions to new financial and administrative covenants.

On November 20, 2018, the Company amended the existing LSA (seventh amendment) to waive certain events of default that occurred under the LSA, extend the maturity date of the LSA, and to agree to certain revisions to new financial and administrative covenants.

On March 4, 2019, the Company’s Board of Directors adopted resolutions by unanimous consent to amend the existing LSA (eighth amendment) to extend the maturity date of the LSA to January 31, 2020,  and provide a $5,000,000 revolving line of credit with SVB.

See note 14 for additional discussion on the Company’s  $5,000,000 draw on the SVB revolving line of credit in 2019.

(7)	Convertible Notes
(a)	2017

During the year ended December 31, 2017, the Company issued convertible notes for aggregate cash proceeds of $7,497,268. These convertible notes accrue interest at 8%, mature on December 1, 2018 and can only be prepaid upon the favorable vote of the majority holders. The unpaid principal and accrued interest on the convertible notes are convertible when and if the Company completes a

21	(Continued)

GALVANIZE, INC.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

qualified round of financing into the same class of equity securities offered in the qualified financing at a 20% discount. To qualify, the financing round must be at least $5,000,000. This conversion upon a qualified financing feature essentially provides the holder with a fixed return that is settled in a variable number of shares. As such, it qualified to be accounted for as an embedded derivative, a put liability, at fair value. The put liability is initially recorded as a debt discount and subsequently remeasured at its fair value each period end. The Company estimated the fair value of the put liability based upon the probability of a qualified financing occurring multiplied by the value to be received by the holder (Level 3 inputs). Upon issuance of the convertible notes, this put liability was initially measured at $937,158 and the fair value did not change at December 31, 2017 as management’s estimate of the probability of a qualified financing occurring did not change.

The convertible notes also include a provision whereby upon a change in control, the Company would be obligated to pay the holders a premium equal to 100% of the unpaid principal in cash in addition to the outstanding principal and interest accrued to that date. This change in control prepayment provision qualifies as an embedded derivative that was recorded at its fair value as a put liability and debt discount upon issuance, and the put liability will be remeasured to fair value each period end. The Company estimated the fair value of the put liability based upon the probability of a change in control occurring multiplied by the value to be received by the holder (Level 3 inputs). Upon issuance of the convertible notes, this put liability was initially measured at $1,874,317 and the fair value did not change at December 31, 2017 as management’s estimate of the probability of a qualified financing did not change.

Finally, the convertible notes include a provision whereby the unpaid principal and accrued interest will automatically convert at maturity into shares of the Company’s Series B Preferred Stock at a conversion price of $1.7176 per share if a qualified financing or change in control has not already occurred. As the conversion price is less than the fair value of the Series B Preferred Stock at the issuance date of the convertible notes, a contingent beneficial conversion feature (BCF) exists as a result of issuing the convertible notes. This BCF of $1,109,224 was measured as the difference between the amount paid for the convertible notes and the fair value of the Series B Preferred Stock (a Level 3 measurement) that notes would convert into at maturity. The BCF will be recorded as additional interest expense and an offsetting amount in additional paid‑in capital if the convertible notes are converted to Series B Preferred Stock at maturity.

The debt discounts recorded as a result of the put liabilities associated with the qualified financing conversion feature and the change in control prepayment provision totaled $2,811,475 at the issuance of the convertible notes. The total carrying amount of the put liability at December 31, 2017 was $2,811,475.

(b)	2018

Between March and June 2018, the Company issued convertible notes with a total principal amount of $13,981,164. Of these notes, $6,284,614 were issued for cash and $7,696,551 were issued upon the conversion of the outstanding principal and unpaid accrued interest of a portion of the convertible notes issued in 2017. The 2018 promissory notes accrue interest at 12%, have a maturity date of five years from issuance, and are convertible to preferred stock at a discounted price as described below.

22	(Continued)

GALVANIZE, INC.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

The notes will be automatically converted upon the next equity financing of not less than $10,000,000 on or before the maturity date or upon an equity financing of not less than $5,000,000 on or before the first anniversary of the issuance date when combined with any asset sale or incremental debt raised on or before the first anniversary which yields aggregate gross proceeds not less than $10,000,000 (Qualified Financing). If there is a Qualified Financing, the Company will automatically issue to the holders a number of shares of preferred stock sold in the Qualified Financing equal to the outstanding principal and unpaid accrued interest divided by the conversion price. The conversion price is equal to the price paid per share for the preferred stock sold in the Qualified Financing multiplied by the discount rate of 70%, which results in a 30% discount.

In the event of an equity financing on or before the maturity date that is not a Qualified Financing, then the holder of each note may elect to convert the outstanding principal and unpaid accrued interest into such equity securities of that financing at a conversion price equal to the price paid per share by the investors of the financing.

In the event of a change of control prior to maturity or conversion thereof, immediately prior to such change of control, the outstanding principal and any unpaid accrued interest on each note shall become immediately due and payable plus a repayment premium equal to 100% of the outstanding principal.

As previously disclosed, a portion of the 2017 convertible notes were cancelled and the Company issued new replacement 2018 convertible notes having the same terms with the exception that the discount on the price per share for the preferred stock issued in a Qualified Financing increased from 20% to 30%. Upon the issuance of the 2018 convertible notes, the Company deemed the probability of a Qualified Financing occurring as highly likely and therefore remeasured the put liability associated with the conversion features in the 2017 convertible notes to fair value, resulting in a gain of $819,938, which has been recorded as other income in the accompanying consolidated statement of operations for the year ended December 31, 2018. Similar to the aforementioned accounting described above for the 2017 convertible notes, the Company measured the initial fair value of the embedded derivative related to the conversion features in the 2018 convertible notes under an assumption that it was highly likely that a Qualified Financing would occur, resulting in an initial put liability value of $5,991,927, which was recorded as a debt discount. This initial put liability value includes the balance related to the 2017 convertible notes that were cancelled and replaced with 2018 convertible notes.

On June 26, 2018, the Company completed a Qualified Financing with the issuance of the Series C Preferred Stock. Immediately prior to the Qualified Financing, the put liability associated with the 2017 and 2018 convertible notes was remeasured to fair value equal to a 100% probability that the Qualified Financing would occur, or $6,019,104. In conjunction with the Qualified Financing, the outstanding principal, unpaid interest and balance of the embedded put liability related to the convertible notes totaling $20,764,700 converted into 69,824,738 shares of Series C Preferred Stock. Upon conversion of the convertible notes to Series C preferred stock, the Company derecognized unamortized debt discount related to the convertible notes issued in 2017 and 2018 and recognized a loss on the extinguishment of the convertible notes of $5,434,077.

Interest expense related to the convertible notes was $1,561,757 and $806,924 for the years ended December 31, 2018 and 2017, respectively, which included the amortization of the debt discount of

23	(Continued)

GALVANIZE, INC.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

$1,047,908 and $665,046, respectively. The unamortized debt discount as of December 31, 2018 and 2017 was $0 and $2,146,429, respectively.

(8)	Preferred Stock

On July 26, 2018, the Company along with growth equity firm Catalyst Investors and other investors entered into a Series C Preferred Stock Purchase Agreement. The Company agreed to sell and issue 168,129,823 shares of Series C for an aggregate purchase price of $43.4 million comprised of $29.0 million in cash and $14.4 million convertible debt principal and accrued interest. An additional  $2.8 million was raised following the initial closing consisting of approximately $165,000 from private investors with the remaining funding from ABS Capital Partners and University Ventures, which were guaranteed under their original commitment letters.  The Company agreed to sell and issue an additional 10,169,487 shares of Series C Preferred Stock in those subsequent raises, for a total of 178,299,310 shares issued through the end of 2018.

The Company has authorized 220,419,252 shares of preferred stock, $0.000001 par value per share, of which 178,299,323 are designated as Series C Preferred Stock (Series C), 21,519,929 are designated as Series B Preferred Stock (Series B), 18,000,000 are designated as Series A Preferred Stock (Series A) and 2,600,000 are designated as Series 1 Preferred Stock (Series 1). Collectively, the classes are referred to as Preferred.

Preferred Stock has the following rights:

(a)	Conversion Rights

Each share of Preferred, at the option of the holder, is convertible, at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of common stock as is equal to the product obtained by multiplying the Conversion Rate then in effect for such series of Preferred by the number of shares of Preferred being converted. The conversion rate in effect at any time for conversion of the Preferred shall be the quotient obtained by dividing the applicable Original Issue Price of the series of Preferred by the Conversion Price of such series of Preferred. The Conversion Price for the Preferred shall initially be equal to the applicable Original Issue Price of the series of Preferred, which results in a one‑for‑one conversion rate. Under the terms of the Company’s  Amended and Restated Certificate of Incorporation (the Certificate), such initial Conversion Price shall be adjusted from time to time for stock splits, combinations, dividends, distributions, reorganizations, mergers, consolidations, or certain dilutive issuances, none of which have occurred since the Company’s inception.

Under the terms of the Certificate, each share of Preferred shall automatically be converted into shares of common stock, based on the then‑effective Conversion Price, immediately upon the earlier to occur of (a) the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended covering the offer and sale of common stock in which the cash proceeds to the Company, net of the underwriting discount and commissions, are at least $100,000,000 and in which the price per share is at least three times the Series C Original Issue Price or (b) the date and time, or the occurrence of an event, specified by affirmative vote or written consent of the holders of a majority of the then outstanding shares of Series A and Series B, the Series B Lead Investor, and the Required Series C Holders, as defined in the certificate.

24	(Continued)

GALVANIZE, INC.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

(b)	Voting

The holders of Preferred are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for vote. Each holder of Preferred is entitled to the number of votes on an as if converted to common stock basis. The holders of a majority of the shares of Series C, Series B, and Series A Preferred Stock each are entitled to elect one director of the Corporation.

The Preferred Stock contains certain protective rights that require the written consent or affirmative vote of the holders of (a) a majority of the outstanding shares of Preferred Stock, (b) the Required Series C Holders, and (c) either (i) the holders of a majority of the outstanding shares of Series A Preferred Stock or (ii) the holders of a majority of the outstanding shares of Series B Preferred Stock to effect certain matters. These matters include, but are not limited to, authorizing any additional class of stock, amending the Company’s certificate of incorporation or bylaws, authorizing the repurchase of stock or payment of dividends, changing the total number of directors on the Company’s board, or affecting an acquisition of, or any interest in, another company.

For as long as any shares of Series A, Series B, or Series C remain outstanding, in addition to any other vote or consent required, the written consent or affirmative vote of the holders of a majority of the then outstanding shares of such series of preferred stock (or, with respect to Series C, the Required Series C Holders) shall be necessary for effecting the following matters: (a) amending the Company’s certificate of incorporation or bylaws in a manner that adversely affects the powers, preferences, or rights of such series of preferred stock, (b) changing the number of authorized shares of that such series of preferred stock, and (c) amending any securities junior to such series of preferred stock if such amendments would render the securities senior to the series of preferred stock.

(c)	Dividends

The holders of Preferred are entitled to receive, when and if declared by the Board of Directors and in preference to the common stock, cumulative cash or in kind Preferred dividends at a rate equal to 10% of the applicable original issuance price per share, per annum for the Series C and 8% of the applicable original issuance price per share, per annum for all other series of Preferred.  Dividends with respect to Series C compound annually and do not compound with respect to the other series of Preferred.

(d)	Liquidation Preference

In the event of a liquidation, dissolution, or winding up of the Company, the proceeds would be distributed to the following classes of preferred stock in the following order. Note that the Series A was split between two classes within the liquidation preference, the first 74% being on par with the Series B (Series A Senior) and the second 26% in a class by itself (Series A Junior).

1)Series C is an amount equal to the greater of (a) the original issuance price of $0.295 per share plus all accrued and unpaid dividends, whether or not declared, or (b) the amount distributable to common stock on an as if converted basis.

2)Series B and Series A Senior in an amount equal to the greater of (a) the original issuance price of $2.147 per share and $1.00 per share, respectively, plus all accrued and unpaid dividends, whether or not declared, or (b) the amount distributable to common stock on an as if converted basis.

25	(Continued)

GALVANIZE, INC.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

3)Series A Junior in an amount equal to the greater of (a) the original issuance price of $1.00 per share plus all accrued and unpaid dividends, whether or not declared, or (b) the amount distributable to common stock on an as if converted basis.

4)Series 1 in an amount equal to the greater of (a) the original issuance price of $1.00 per share plus all accrued and unpaid dividends, whether or not declared, or (b) the amount distributable to common stock on an as if converted basis.

After the payment of the full liquidation preference of Series B, Series A (Senior), Series A (Junior) and Series 1, the remaining assets of the Company will be distributed to the holders of common stock.

The liquidation preference values for each series of preferred stock is equal to the redeemable, convertible preferred stock balances presented in the consolidated balance sheets.

(e)	Redemption

At any time on or after the 5 year anniversary date of the original issue date with respect to the Series C Preferred Stock, and if the Company has not completed an underwritten public offering or a liquidation event has not occurred, the Series C Preferred Stock is redeemable with written notice from the Series C Holders requesting redemption at a price equal to the greater of (a) the Series C Original Issue Price plus all accrued and unpaid dividends, whether or not declared, and (b) the fair market value of a single share of Series C Preferred Stock as of the date of the redemption request.

Upon receipt of a Series C redemption request, the Company is required to apply all of its assets to the redemption and for no other corporate purposes.

At any time on or after the 5 year anniversary date of the original issue date with respect to the Series C Preferred Stock, and if the Company has not completed an underwritten public offering or a liquidation event has not occurred, the Series B Preferred Stock is redeemable upon the affirmative vote of the majority of the Series B holders including the Series B Lead Investor at a price equal to the greater of (a) the Series B Original Issue Price plus all accrued and unpaid dividends, whether or not declared, and (b) the fair market value of a single share of Series B Preferred Stock as of the date of the redemption request. In addition, the Series A Senior Preferred Stock would be redeemed at a price equal to the greater of (a) the Series A Original Issue Price plus all accrued and unpaid dividends, whether or not declared, and (b) the fair market value of a single share of Series A Preferred Stock as of the redemption request.

Upon receipt of a Series B redemption request, the Company is required to apply all of its assets to the redemption and for no other corporate purpose.

If the Corporation has paid all of the Series C, Series B and Series A Senior redemption requests in full, then if the holders of at least 50% of the then outstanding shares of Series A Preferred Stock, exclusively and as a separate class, provide the Company with written notice requesting redemption, then all outstanding shares of Series A Junior shall be redeemed by the Corporation at a price equal to the Series A Original Issue Price plus any dividends accrued but unpaid.

Upon receipt of the Series A Junior redemption request, the Company is required to apply all of its assets to the redemption and for no other corporate purpose.

26	(Continued)

GALVANIZE, INC.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

(9)	Stock Compensation

In 2014, the Company established the 2014 Stock Plan (the Plan) pursuant to which the Company’s  Board of Directors may grant stock options to employees and other key individuals who perform services for the Company. To date, the Company has only granted stock options settleable in shares. The Plan authorizes grants to purchase up to 56,306,503 and 20,222,848 shares of authorized but unissued Common shares as of December 31, 2018 and 2017, respectively. Options granted pursuant to the Plan can be granted with an exercise price equal to or greater than the stock’s fair value at the date of grant. Options granted pursuant to the Plan generally vest over four years and expire ten years from the date of grant.

At December 31, 2018 and 2017, there were 10,701,686 and 6,235,838 remaining shares available for the Company to grant under the Plan. Forfeited and canceled stock options are returned to the pool of shares available to be granted. The grant‑date fair value of each option award is estimated on the date of grant using the Black‑Scholes‑Merton option pricing model.

The weighted average assumptions for 2018 and 2017 grants are provided in the following table:

	2018	2017
Risk-free interest rate	2.8%	2.1%
Dividend yield	—	—
Volatility	46.6%	38.7%
Expected term	5.9 years	5.8 years

(a)	At‑The‑Money Stock Options

At‑the‑money stock options represent options to purchase shares granted with an exercise price equal to the stock’s fair value at the date of grant.

At‑the‑money stock option activity during the years ended December 31, 2018 and 2017 was as follows:

		Weighted
	Number of	average
	shares	exercise price
Balance at January 1, 2017	7,715,484	$0.29
Granted	4,692,568	0.59
Exercised	(183,131)	0.20
Forfeited/canceled	(3,284,744)	0.45
Balance at December 31, 2017	8,940,177	0.39
Granted	41,760,673	0.16
Exercised	(714,596)	0.22
Forfeited/canceled	(5,716,190)	0.31
Balance at December 31, 2018	44,270,064	0.18
Exercisable at December 31, 2018	2,855,879	0.38

During the years ended December 31, 2018 and 2017, the Company recognized stock‑based compensation expense of $624,899 and $463,588, respectively. At December 31, 2018, there was $1,694,022 of total unrecognized compensation cost related to unvested stock options granted under

27	(Continued)

GALVANIZE, INC.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

the Plan. The unrecognized compensation cost as of December 31, 2018 is expected to be recognized over a weighted average period of 1.3 years. The weighted average contractual term of outstanding options as of December 31, 2018, was 9.7 years.

(b)	Growth Incentive Stock Options

Growth incentive stock options represent options to purchase shares granted with an exercise price greater than the stock’s fair value at the date of grant.

Growth incentive stock option activity during the years ended December 31, 2018 and 2017 was as follows:

		Weighted
	Number of	average
	shares	exercise price
Balance at January 1, 2017	5,267,076	$10.00
Granted	—	—
Exercised	—	—
Forfeited/canceled	(1,475,400)	10.00
Balance at December 31, 2017	3,791,676	10.00
Granted	—	—
Exercised	—	—
Forfeited/canceled	(3,791,676)	10.00
Balance at December 31, 2018	—	—
Exercisable at December 31, 2018	—	—

The grant date fair value of these growth incentive stock options was less than $0.01 per option and associated compensation expense was negligible during the years ending December 31, 2018 and 2017.

(10)	Warrants

On May 29, 2017, in exchange for letters of credit extended by certain guarantors dated May 17, 2016, the Company issued warrants to purchase 250,000 shares of common stock at a weighted average exercise price of $1.5735 per share. The warrants expire May 26, 2026. On April 10, 2018, the Company issued warrants to purchase 842,104 shares of common stock at a weighted average exercise price of $0.60 in exchange for providing a $2.4 million backstop to the Company’s letter of credit agreement. The warrants expire on March 23, 2028. See notes 3, 6, and 13 for additional discussion on standby letters of credit and guarantor on letter of credit.

The grant‑date fair value of each warrant is estimated on the date of grant using the Black‑Scholes‑Merton option pricing model. During the years ended December 31, 2018 and 2017, the Company recognized expense related to the warrants of $7,973 and $22,260, respectively, as other income (expense) in the consolidated statements of operations.

28	(Continued)

GALVANIZE, INC.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

(11)	Commitments and Contingencies

Lease Obligations

The Company leases office space under various operating leases. The durations of these leases range from 40 months to 16 years. Rent expense was $17,324,612 and $17,190,132 for the years ended December 31, 2018 and 2017, respectively. The following is a schedule of the future minimum lease payments under operating leases as of December 31, 2018:

2019	$19,715,576
2020	19,302,113
2021	19,215,239
2022	19,657,676
2023	19,954,575
Thereafter	76,561,769
$174,406,948

On December 31, 2016, the Company terminated the operating lease in Fort Collins, Colorado. As settlement under the lease termination, the Company paid a termination fee of $789,619 in the form of a promissory note due in monthly installments through 2025. See note 5.

(12)	Income Taxes

The Company has not recorded any provision for income taxes for federal and state income tax purposes due to the Company incurring cumulative losses since inception.

A reconciliation between the Company’s statutory federal income tax rate and the effective tax rate is as follows for the years ended December 31, 2018 and 2017:

	2018	2017
Rate Reconciliation:
U.S. federal tax at statutory rates	21.0%	34.0%
Permanent items	(2.2)	(0.6)
State taxes, net of federal benefit	3.2	3.3
Change in valuation allowance	(16.8)	(12.6)
Loss on debt extinguishment	(4.6)	—
Impact of federal tax rate reduction	—	(23.1)
Other	(0.6)	(1.0)
Provision for income taxes	—%	—%

29	(Continued)

GALVANIZE, INC.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Deferred tax assets and liabilities consist of the following as of December 31, 2018 and 2017:

	2018	2017
Deferred Tax Assets & Liabilities:
Deferred tax assets:
Net operating loss carryforward	$13,148	9,774
Reserves	566	144
Accrued expenses and other	683	317
Stock-based compensation	85	76
Deferred rent	5,292	5,383
Total deferred tax assets	19,774	15,694

Deferred tax liabilities:
Property and equipment	(426)	(538)
Intangibles	(176)	(77)
Basis differences in investments	(392)	(428)
Total deferred tax liabilities	(994)	(1,043)
Net deferred tax (liability) asset before valuation allowance	18,780	14,651
Valuation allowance	(18,780)	(14,651)
Net deferred tax (liability) asset	$—	—

The Company has provided a valuation allowance equal to its entire net deferred tax asset balance as of December 31, 2018 and 2017, as management does not believe realization of the deferred tax asset is more likely than not due to the uncertainty of future taxable earnings. The increase in the valuation allowance was approximately $4.1 million in 2018 and $4.0 million in 2017.  The Company’s net operating loss carryforwards of $37.6 million as of December 31, 2017 expire beginning in 2034. The remaining balance of the Company’s net operating loss carryforwards of $14.4 million originating in 2018 have no expiration date. The Internal Revenue Code contains provisions that may limit the net operating loss carryovers available to be used in any year if certain events occur, including significant changes in ownership interest.

On December 22, 2017, the Tax Cuts and Jobs Act (The Act) was signed into law. Among other changes is a permanent reduction in the federal corporate income tax rate from 34% to 21% effective January 1, 2018. As a result of the reduction in the corporate income tax rate, the Company remeasured its deferred tax assets and liabilities, including the valuation allowance, at December 31, 2017. The largest impact was a reduction in the value of the deferred tax assets of approximately $7.3 million, which was offset by a corresponding reduction in the valuation allowance of $7.3 million. Other relevant provisions of the Act that may impact the Company include: (i) allowance for immediate capital expensing of certain qualified property, (ii) limitation on the deduction for net interest expense incurred by a U.S. corporation, (iii) removal of the expiration period for net operating loss carryforwards, and (iv) limiting the annual utilization of net operating loss carryforwards to 80% of taxable income for net operating losses generated in taxable years after December 31, 2017.

The Company has analyzed its filing positions in all significant federal, state and foreign jurisdictions where it is required to file income tax returns, as well as open tax years in these jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local tax examinations by tax authorities for the years prior to 2015, though the NOL carryforwards can be adjusted upon audit and could impact taxes

30	(Continued)

GALVANIZE, INC.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

owed in open tax years. No income tax returns are currently under examination by the taxing authorities. The Company has no unrecognized tax benefits.

(13)	Related‑Party Transactions
(a)	Upslope Venture Fund I, LLC (formerly, Galvanize Venture Fund 1, LLC)

The Company has made a $50,000 commitment to Galvanize Venture Fund I, LLC. As of December 31, 2018, $44,000 (88%) has been called and paid‑in, with the balance of $6,000 (12%) yet to be called.

Effective February 1, 2018, the Company terminated the amended and restated administrative services agreement dated May 23, 2014 with Galvanize Venture Fund I, LLC. The Company earned a management fee from Galvanize Venture Fund I, LLC equal to 2.5% per annum of aggregate capital commitments and received a final payment in the amount of $16,960 for January 2018 management fees. For the year ended December 31, 2017, the company earned $255,000 in management fees. Members of this fund are former executives of the Company and investors in the Company.

(b)	Guarantor on Certain Letter of Credit – Private Investor

An investor is the guarantor to and has provided a $2,500,000 letter of credit on the Company’s behalf related to the Company’s San Francisco lease agreement. In February 2014, the Company entered into a letter agreement with this individual, providing that the Company would make reasonable efforts to replace/reduce the letter of credit to $1,250,000 within three years and replace it to zero within five years (from date noted above).

On February 28, 2019, the Company released the private investor from the letter of credit guarantee.

(c)	Guarantor on Certain Letter of Credit – University Ventures

University Ventures Fund I, L.P. and University Ventures Fund II, L.P. (Investors in the Company) are the guarantors to and have provided letters of credit on the Company’s behalf related to several of the Company’s letters of credit under the Loan and Security Agreement with SVB. In December 2015 and May 2017, the Company entered into an agreement with University Ventures Fund I, L.P. and University Ventures Fund II L.P., whereby the Company issued additional warrants to purchase shares of Common Stock. On April 10, 2018, the Company issued additional warrants to purchase 421,052 shares of Common Stock at a weighted average exercise price of $0.60 per share. The warrants were issued in exchange for providing a $1.2 million backstop to the Company’s letter of credit. The warrants expire on March 23, 2028.

See notes 6, 10 and 14 for additional discussion on standby letters of credit and warrants.

(d)	Guarantor on Certain Letter of Credit – ABS Capital Partners

ABS Capital Partners (Investors in the Company) are the guarantors to and have provided letters of credit on the Company’s behalf related to several of the Company’s letters of credit under the Loan and Security Agreement with SVB. On  April 10, 2018, the Company entered into an agreement with ABS Capital Partners VII Offshore, L.P. and ABS Capital Partners VII, L.P., whereby the Company issued warrants to purchase 421,052 shares of Common Stock at a weighted average exercise price of $0.60

31	(Continued)

GALVANIZE, INC.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

per share. The warrants were issued in exchange for providing a $1.2 million backstop to the Company’s letter of credit. The warrants expire on March 23, 2028.

See notes 6, 10 and 14 for additional discussion on standby letters of credit and warrants.

(e)	Seller Financed Debt – Hack Reactor Founders

On July 26, 2018, the Company entered into a $5.0 million seller‑financed promissory note with the founders of Hack Reactor for the purchase of Hack Reactor. The note is to be repaid in equal annual installments of principal and accrued interest on July 25, 2019 and 2020, Interest accrues at 5% per annum. The principal and accrued interest on the note is subject to specified rights of offset, reduction and forfeiture of amounts owed to Galvanize as a result of indemnification claims. As of February 27, 2019, the amount subject to offset totaled $66,842. One of the Hack Reactor founders is employed by the Company and another Hack Reactor founder provided consulting services as an instructor during 2018.

(14)	Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through September 24, 2019, the date at which the financial statements were available to be issued.

(a)	Loan and Security Agreement

On February 28, 2019, the Company’s letter of credit agreement with SVB, which was entered into in February 2014 and was previously guaranteed by a private investor for the benefit of our San Francisco landlord was amended. The new letter of credit was increased to $3.0 million from $1.5 million.

On April 17, 2019 and May 31, 2019 the Company drew down $2.0 million and $3.0 million, respectively, on the SVB revolving line of credit subject to the terms and conditions of the existing LSA. The debt bears interest of 7.0% per annum and matures on January 31, 2020. Interest is payable monthly in arrears at the end of each month and is computed on the basis of a 360‑day year for the actual number of days elapsed.

On September 13, 2019 the Company signed a term sheet to restructure the SVB credit agreement to a 48 month term loan for $3.25 million that accrues interest at the prime rate as published by the Wall Street Journal plus 2%. The term loan has an interest only period through June 30, 2020, at which point principle will be paid in 39 equal monthly payments plus interest through the maturity date of September 30, 2023. At the time of the restructuring the Company had approximately $3.56 million outstanding which was subsequently paid down to $3.25 million. The restructured SVB credit agreement requires the Company to maintain minimum free cash flow levels and a minimum liquidity coverage ratio through the term of the agreement.

32	(Continued)

GALVANIZE, INC.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

(b)	Reduction in Force

On June 12, 2019, the Company announced a reduction in force eliminating numerous positions across almost all of the Company’s locations. The Company determined the amount of the total severance to be approximately $1.3 million, all of which has been paid as of September 24, 2019.

(c)	Campus Closures

In July 2019 the Company moved its corporate headquarters to its Denver Platte location and ended operations in the Denver Golden Triangle campus. In August 2019 the Company moved its New York campus and discontinued membership and café operations while maintaining its education business in New York.

(d)	Equity Financing

The Company raised $10.0 million in equity financing from the issuance of Series C‑1 Preferred Stock for cash in September 2019. The Series C‑1 Preferred Stock contains the same terms as the Series C Preferred Stock described in note 8.

(e)	Hack Reactor Note Conversion

During September 2019 the holders of the $5.0 million notes from the Hack Reactor acquisition converted $3,250,000 of principle and $185,651 of accrued interest into Series C‑1 Preferred Stock. The Company paid $1.5 million plus accrued interest in September 2019 with the remaining principle of $250,000 due July 2020.